UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2018

CLECO CORPORATE HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Louisiana	1-15759	72-1445282
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revise accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase and Sale Agreement
On February 6, 2018 (the “Effective Date”), Cleco Energy LLC (“Cleco Energy”), a wholly owned subsidiary of Cleco Corporate Holdings LLC (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with NRG Energy, Inc. (“Seller”) and NRG South Central Generating LLC, a subsidiary of Seller (“NRG”). Pursuant to the terms of the Purchase Agreement, Cleco Energy agreed to acquire from Seller all of the outstanding membership interest in NRG, which indirectly owns (i) a 176-MW natural-gas-fired generating station located in Sterlington, Louisiana, (ii) a 220-MW natural-gas-fired facility and a 210-MW natural-gas-fired peaking facility both located in Jarreau, Louisiana, (iii) a 580-MW coal-fired generating facility, a 540-MW natural-gas-fired generating station, and 58% of a 588-MW coal-fired generating station all located in New Roads, Louisiana, (iv) 75% of a 300-MW natural-gas-fired peaking facility located in Jennings, Louisiana; and (v) a 1,263-MW natural-gas-fired generating station located in Deweyville, Texas (the “Cottonwood Plant”), for approximately $1,000,000,000, subject to customary working capital and other adjustments (the “Acquisition”). The Company expects to fund the Acquisition with proceeds from the Debt Financing (as defined below), equity contributions and cash on hand at the Company.
Cleco Energy, Seller and NRG have each made customary representations, warranties and covenants in the Purchase Agreement, which includes customary indemnification provisions. The transaction is subject to customary closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) receipt of required regulatory approvals, including approvals by the Federal Energy Regulatory Commission , the Louisiana Public Service Commission, and the Committee on Foreign Investment in the United States. The Company has agreed to guarantee the obligations of Cleco Energy, subject to certain limitations. In addition, the closing is conditioned upon the execution and delivery of a lease agreement between Cottonwood Energy Company LP (“Cottonwood Energy”) and a special-purpose entity that is a subsidiary of the Seller pursuant to which Seller will lease back the Cottonwood Plant and will operate it until May 2025. Until closing, Cottonwood Energy will remain an indirect subsidiary of NRG. Pursuant to the terms of the Purchase Agreement, upon closing Cottonwood Energy will become an indirect subsidiary of the Company.
The Purchase Agreement also contains certain customary termination rights for both Cleco Energy and the Seller, including a termination right for each if the closing does not occur by February 6, 2019. The parties expect the transaction to close before the end of 2018.
The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and are subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.
Debt Commitment Letter
In connection with the Purchase Agreement, the Company entered into a debt commitment letter (the “Commitment Letter”), dated as of February 6, 2018, with Mizuho Bank, Ltd. (“Mizuho”), Credit Agricole Corporate and Investment Bank (“CA-CIB”) and The Bank of Nova Scotia (“Scotiabank”), pursuant to which each of Mizuho, CA-CIB and Scotiabank has committed to provide (a) an acquisition loan facility in the aggregate principal amount of up to $300.0 million (the “Acquisition Loan Facility”), (b) a term loan facility in the aggregate principal amount of up to $300.0 million (the “Term Loan Facility”), and (c) an incremental revolving facility under the Company’s existing Credit Agreement, dated April 13, 2016, by and among the

Company, the lenders party thereto from time-to-time and Mizuho, as administrative agent (the “Credit Agreement”) in the aggregate principal amount of $75.0 million (and together with the Acquisition Loan Facility and the Term Loan Facility, the “Debt Financing”), subject to the satisfaction of certain customary closing conditions.
The proceeds from the Debt Financing may be used to (i) to finance a portion of the Acquisition, (ii) to pay fees and expenses incurred in connection with the Acquisition, and (iii)  for general corporate purposes, including to finance the ongoing capital expenditures and working capital requirements of the Company. The Debt Financing is subject to various conditions, including the execution of definitive documentation and other customary closing conditions. Under the terms of the Commitment Letter, Mizuho, CA-CIB and Scotiabank will act as joint lead arrangers and bookrunners in connection with the Debt Financing. Mizuho is currently the administrative agent under the Credit Agreement and each of Mizuho, CA-CIB and Scotiabank are lenders under the Credit Agreement. Each of Mizuho, CA-CIB and Scotiabank has also engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. Each of Mizuho, CA-CIB and Scotiabank has received and may in the future receive, customary fees and commissions for these transactions.

Item 7.01.	Regulation FD Disclosure.
On February 7, 2018, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated February 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLECO CORPORATE HOLDINGS LLC

Date: February 9, 2018	By:	/s/ Tonita Laprarie
Tonita Laprarie
Controller and Chief Accounting Officer